Filed Pursuant to Rule 424(b)(5)

Registration No. 333-165689

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Shares of Common Stock, no par value per share	133,571,429	$14.00	$1,870,000,006.00	$217,107.00(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	$197,370 previously paid. The additional $19,737 paid herewith relates to 12,142,857 shares of common stock being sold upon exercise in full by the underwriters of the over-allotment option described in the January 20, 2011 Prospectus Supplement. Such 12,142,857 share are being sold pursuant to a forward sale agreement as described in such Prospectus Supplement.